Exhibit 5.1

Our Ref: 013501-26

15 February 2024

Alterity Therapeutics Limited

Suite 4, Level 14, 350 Collins Street

MELBOURNE, VICTORIA 3000

Australia

Dear Sirs and Madam,

RE: PROSPECTUS SUPPLEMENT TO REGISTRATION STATEMENT ON FORM F-3

We are acting as Australian counsel to Alterity Therapeutics Limited ACN 080 699 065, an Australian company (the “Company”) in connection with the filing with the Securities and Exchange Commission (the “Commission”) of a prospectus supplement (the “Prospectus Supplement”) to the Company’s Registration Statement on Form F-3 (File No. 333-274816) (the “Registration Statement”), under the Securities Act of 1933, as amended.

The Prospectus Supplement relates to the issuance and sale from time to time by the Company of up to $6,000,000 of ordinary shares, no par value per share (the “Ordinary Shares”), represented by American Depositary Shares (the “Placement Shares”), of the Company pursuant to the Sales Agreement, dated February 15, 2024 (the “Sales Agreement”), by and between the Company and JonesTrading Institutional Services LLC. Each Placement Share represents six hundred (600) Ordinary Shares. The transactions contemplated by the Sales Agreement are referred to in this opinion letter as the “Offering.”

We have examined the Registration Statement, the base prospectus included in the Registration Statement, as supplemented by the Prospectus Supplement, and the Sales Agreement. In our examination we have assumed with your permission and without independent verification:

(a)	the genuineness of all signatures and the authenticity of all documents, instruments and certificates submitted to us as originals and the exact conformity with the authentic originals of all documents, instruments and certificates submitted to us as copies or forms or originals;

(b)	that each party to each document has all the requisite power and authority (corporate and otherwise) to execute and deliver and perform its obligations thereunder;

(c)	that any documents which purport to be governed by the law of any jurisdiction other than the law of Victoria, Australia are legal, valid and binding obligations on all of the parties thereto and under the applicable law and that none of the execution, delivery or performance of any document by any party thereto violates or contravenes or is rendered invalid, not binding or unenforceable under any applicable law under any jurisdiction other than the law of Victoria, Australia;

(d)	that each party to each document, other than the Company, is duly organized validly existing and in good standing under the laws of its jurisdiction of incorporation; and

(e)	that the execution and delivery by each party of each document and the performance by each party of its obligations under each document to which it is a party has been duly authorized by all necessary corporate and other actions.

As to various questions of fact relevant to this opinion, we have relied upon and assumed the accuracy of, without independent verification, certificates and oral or written statements or the information of or from public officials, officers or representatives of the Company and others.

Alterity Therapeutics Limited	15 February 2024

We have relied conclusively upon certified copies of the Company’s Constitution, certificates of officers of the Company, the contents of the minute books and other records of corporate proceedings of the Company, as to various factual matters. We have relied as to matters of fact, without independent verification, upon certificates of officers of the Company.

This opinion which shall be governed by and construed in accordance with the laws of Victoria, Australia, is given only with respect to Australian law that is in effect on the date of this opinion. We have not investigated the laws of any jurisdiction other than Australia. We express no opinion as to tax law or international law. We have assumed that any applicable law (other than Australian law) does not affect this opinion.

We are qualified to practice law in Victoria, Australia and do not express any opinions in this letter concerning any laws other than the laws of Australia to the extent necessary to render the opinions set forth herein. We are not opining on, and we assume no responsibility as to the applicability to or effect on any of the matters covered herein of the laws of any jurisdiction.

Based on and subject to the foregoing and in reliance thereof, in our opinion, the Placement Shares when sold as described in the Prospectus Supplement, will be validly issued, fully paid and non- assessable.

This opinion speaks solely as of its date and we undertake no obligation to advise you of any changes (including but not limited to any subsequently enacted, published or reported laws, regulations or individual decisions) that may occur or come to our attention after the date hereof.

This opinion letter is furnished at your request and is solely for your benefit and may not be used, circulated, quoted or referred to by you or by any other person or entity or for any other purpose without our express prior written consent.

We hereby consent to the filing of this opinion.

Yours faithfully

QR LAWYERS PTY LTD

/s/ QR LAWYERS PTY LTD

DAVID RODDA

PARTNER

d.rodda@qrlawyers.com.au